State of California
Office of the Secretary of State
Corporation Division       1832187
I, March Fong Eu, Secretary of State of the State of California, hereby certify:
That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct. In witness whereof, I execute this certificate and affix the Great Seal of the State of California this January 21, 1994. March Fong Eu, Secretary of State

The Great Seal of the State of California

Articles of Incorporation
of
Immecor Corporation                                                    1832187
                                                                       Endorsed
                                                                       Filed
In the office of the Secretary of State of the State of
California January 14, 1994
/s/
March Fong Eu, Secretary of State

Name
One:     The name of this corporation is
IMMECOR CORPORATION

Purpose
Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

Agent for Service:
Three: The name and address in the State of California of the corporation's agent for service of process are:
Kenneth M. Christison
164 Almonte Boulevard
Mill Valley, California 94941

Authorized Shares
Four: The total number of shares which the corporation is authorized to issue is 50,000,000, all of the same class, designated "Common Stock".

Kenneth M. Christison

The undersigned declares that he has executed these Articles of Incorporation and that this instrument is his act and deed.

Kenneth M. Christison

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
IMMECOR CORPORATION

Heinot H. Hintereder and Daniel Schoep certify that:
1. They are the President and Secretary, respectively, of Immecor Corporation, a
California   corporation.
2. The following amendment to the articles of incorporation of the corporation has been duly approved by the board of directors of the corporation:
         Artivle Four of the articles of incorporation is amended to read in its entirety as follows:
         Four: (a) The corporation is authorized to issue two classes of shares to be designated respectively "Common" and "Preferred" shares which may be issued in one or more series, the rights, preferences, and designations of which series may be fixed by resolution of the Board of Directors. The number of authorized Common shares is 50,000,000 and the number of authorized Preferred shares is 20,000,000. On amendment of this Article Four to read as set forth above, each oustanding share of capital stock is reclassified and changed into one Common share.
                  (b) The Preferred shares may be issued in one or more series and the Board of Directors shall have the authority to fix, by resolution, the rights, preferences, and designations of the various series. 3. The amendment was duly approved by the required vote of shareholders in accordance with |902 of the California Corporation Code. The total number of outstanding shares to vote with respect to the amendment was 10,000,000, the favorable vote of a majority of such shares is required to approve the amendment, and the number of such shares voting in favor of the amendment equaled or exceeded the required vote. 4. The amendment shall become effective on the date of the filing of this certificate of amendment with the Office of the Secretary of State.

Heinot H. Hintereder, President

Daniel Schoep, Secretary